Exhibit 10.1

DISTRIBUTION AGREEMENT

among

SENECA NATION OF INDIANS,

SENECA NATION OF INDIANS CAPITAL IMPROVEMENTS AUTHORITY,

SENECA GAMING CORPORATION

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

dated April 27, 2007

This instrument was drafted by:

Dorsey & Whitney LLP
250 Park Avenue

New York, New York  10177

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DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT, dated as of the 27th day of April, 2007, by and among the SENECA NATION OF INDIANS, a federally recognized and sovereign Indian Nation (the “Nation”), SENECA NATION OF INDIANS CAPITAL IMPROVEMENTS AUTHORITY, a governmental instrumentality of the Nation (the “Authority”), SENECA GAMING CORPORATION, a tribally chartered corporation wholly-owned by the Nation (“SGC”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association with trust powers (the “Trustee”);

WITNESSETH:

WHEREAS, the Authority has been established by the Nation for the purpose of acquiring, constructing, financing, operating and maintaining such capital improvements of the Nation as may from time to time be designated by the Nation’s Council; and

WHEREAS, as directed by the Nation’s Council, the Authority has determined to finance certain capital improvements of the Nation (the “Projects”); and

WHEREAS, the Authority has determined to finance all or a portion of the Projects through the issuance of bonds payable solely from and with recourse limited to, the Trust Estate (as defined herein); and

WHEREAS, in order to finance some or all of the costs of the Projects, the Authority has determined to enter into a Trust Indenture dated as of April 27, 2007 between the Authority and the Trustee (the “Indenture”) and has duly authorized and directed the issuance of two series of bonds in the aggregate principal amount of $159,495,000 to be designated “Special Obligation Bonds,” one series, designated Series 2007-A (tax-exempt), to be issued in the aggregate principal amount of $119,495,000 (consisting of $32,800,000 aggregate principal amount due 2016 (the “Series 2007-A Bonds due 2016”), and $86,695,000 aggregate principal amount due 2023 (the “Series 2007-A Bonds due 2023”)) and one series, designated Series 2007-B (taxable), to be issued in the aggregate principal amount of $40,000,000 (the Series 2007-A Bonds, the Series 2007-B Bonds and any Additional Bonds issued under the Indenture being collectively referred to herein as the “Bonds”), thereunder; and

WHEREAS, SGC is an instrumentality of the Nation which, together with its three wholly-owned subsidiaries (also instrumentalities of the Nation), conducts all aspects of the Nation’s Gaming Enterprise (as defined herein); and

WHEREAS, SGC makes Distributions (as defined herein) attributable to operations of the Gaming Enterprise; and

WHEREAS, the Nation has determined to transfer and assign a sufficient amount of the Distributions distributed to it by SGC to the Authority in order to provide for the Authority’s payment of the principal of, premium, if any, and interest on the Bonds; and

WHEREAS, as security for the Bonds, the Authority has determined to pledge all of its right, title and interest in the Pledged Distributions (as defined herein) to the Trustee; and

WHEREAS, it is a condition for the issuance of the Bonds under the Indenture that the Nation, the Authority and SGC enter into this Agreement with the Trustee.

NOW, THEREFORE, THIS AGREEMENT WITNESSETH:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01     Definitions.  Unless the context otherwise requires, the terms defined in this Article I and in the recitals and succeeding Articles of this Agreement shall, for all purposes of this Agreement have the meanings herein specified, such definitions to be equally applicable to both the singular and plural forms of any of the terms defined:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Contract” has the meaning given in Section 4.23.

“Affiliate Transaction” has the meaning assigned to it in the SGC Indenture.

“Arm’s Length Contract” has the meaning given in Section 4.23.

“Authority” has the meaning assigned to it in the Recitals.

“Bond Fund” means the Bond Fund established under Section 5.01 of the Indenture.

“Bonds” has the meaning assigned to it in the Recitals.

“Buffalo Creek Territory” means approximately nine acres of land located on the Nation’s Buffalo Creek Territory in Buffalo, New York within the boundaries of Michigan Avenue, Perry Street, Marvin Street and South Park Avenue.

“Capital Expenditures” means all amounts that would, in accordance with GAAP, be included on the financial statements of a Person as additions to property, plant and equipment on a statement of cash flows for such Person in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in clause (a), materials and contract labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect.

“Capital Stock” has the meaning assigned to it in the SGC Indenture.

“Class II Gaming” has the meaning assigned to it in IGRA.

“Class III Gaming” has the meaning assigned to it in IGRA.

“Closing Date” means the date on which the initial series of Bonds are issued and delivered to the initial purchaser thereof.

“Code” means the Internal Revenue Code of 1986, as now or hereafter amended.

“Compact” means the Nation-State Gaming Compact between the Seneca Nation of Indians and the State of New York, dated as of August 18, 2002, deemed approved by the Secretary of the Interior as of December 9, 2002, as amended, and as it may be further amended, extended, renewed or replaced from time to time.

“Compact Exclusivity Fee Payments” means the payments that the Nation is required to make to the State of New York under Section 12 of the Compact.

“Constitution” means the Constitution of the Seneca Nation of Indians of 1848, as amended.

“Contractual Obligation” of any Person means any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

“Council” means the Council of the Nation identified in Section 1 of the Constitution of the Nation, or its successor governing body of the Nation.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Distributions” means all money, cash, cash and non cash dividends and distributions, investments (whether by means of a loan, advance or guarantee), and other amounts received by the Nation or any Affiliate of the Nation, or by any third party for the benefit of the Nation or any Affiliate of the Nation (excluding Distributions received by or for the benefit of SGC, each  Restricted Subsidiary of SGC and the respective officers, directors and employees of each of the foregoing) after the date hereof and derived from the operation of the Gaming Enterprise; provided, that Distributions do not include Excluded Payments.

“Event of Default” has the meaning given in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Payments” means all amounts received by the Nation or any Affiliate of the Nation (other than SGC or any Restricted Subsidiary of SGC) after the date hereof, derived from the operation of the Gaming Enterprise, and actually applied to the satisfaction of (a) Compact Exclusivity Fee Payments, (b) Operating Lease Payments, (c) payments pursuant to Permitted Affiliate Transactions or (d) reimbursement of Regulatory and Shared Services Expenses.

“Existing Affiliate Contract” has the meaning given in Section 4.23.

“Fair Market Value” has the meaning assigned to it in the SGC Indenture.

“Fiscal Year” means the fiscal year of SGC consisting of a 12-month fiscal period ending on each September 30, or such other period designated by SGC as its fiscal year.

“GAAP” means generally accepted accounting principles in effect in the United States as of the date hereof.

“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States, the Nation, the State of New York or any political subdivision thereof, whether now or hereafter in existence, or any officer or official thereof, with authority to regulate the Gaming Enterprise.

“Gaming Enterprise” means the Class III Gaming and resort business and any activity or business incidental, related, complementary or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including without limitation any hotel, entertainment, transportation, recreation or other activity or business designed to promote, market, support, develop, construct or enhance the casino gaming and resort business operated by SGC and its Restricted Subsidiaries at the Venues.

“Gaming License” means each license, permit, franchise or other authorization from any Gaming Authority required on the Closing Date or at any time thereafter in order for SGC to conduct Class III Gaming at the Venues, including all licenses granted under the Nation Gaming Ordinance, and the regulations promulgated pursuant thereto, and other applicable federal, state, foreign or local laws.

“Gaming Regulations” means all federal, Nation and New York State laws, ordinances, rules, regulations and orders applicable to the Class III Gaming at the Venues, whether now or hereafter adopted or in effect.

“Governmental Authority” means any government body or regulatory authority exercising jurisdiction over the Gaming Enterprise.

“Holder,” “Bondholder” or “owner” whenever employed herein with respect to a Bond means the person in whose name such Bond shall be registered under the Indenture.

“IGRA” means the Indian Gaming Regulatory Act, Public Law 100-497, codified as 25 U.S.C. §§ 2701-2721, as amended from time to time.

“Income Available for Distribution” means, as to any period, the amount of Consolidated Net Income (as defined in the SGC Indenture as such instrument is in effect on the date hereof) for such period that, subject to any contractual restrictions applicable to SGC, could be the subject of a Distribution to the Nation in that period, regardless of whether such amount was actually so distributed and without regard to any amount of Consolidated Net Income from prior periods that could be the subject of a Distribution in the period in question, less all Excluded

Payments (to the extent not already excluded in determining Consolidated Net Income) made or required to be made in such period.

“Indenture” has the meaning assigned to it in the Recitals.

“Independent Financial Advisor” means a nationally recognized accounting, appraisal or investment banking firm or consultant in the United States that is, in the judgment of the Trustee, qualified to perform the task for which it has been engaged (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in SGC and (2) which, in the judgment of the Trustee, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Laws” means, collectively, all federal, tribal and state treaties, laws, rules and regulations and administrative and judicial decisions.

“Lock-Down Event of Default” has the meaning assigned to it in the Indenture.

“Maintenance Capital Expenditures” means Capital Expenditures for the maintenance, repairs, restoration or refurbishment of tangible property (real and personal), but excluding any Capital Expenditure that expands property.

“Nation” has the meaning assigned to it in the Recitals.

“Nation Gaming Ordinance” means the Nation Gaming Ordinance of the Nation enacted by the Council on August 1, 2002, subsequently amended on November 16, 2002, and August 12, 2006, and approved by the Chairman of the National Indian Gaming Commission on November 26, 2002 and November 6, 2006.

“Nation Parties” means the Nation, the Authority and SGC.

“Nation Territory” means the Allegany, Cattaraugus, Oil Spring, Niagara Falls and Buffalo Creek Territories of the Nation.

“New Affiliate Contract” has the meaning given in Section 4.23.

“Niagara Territory” means the approximately 50 acres of land in Niagara Falls, New York designated in the Compact for ownership by the Nation.

“NIGC” means the National Indian Gaming Commission established under IGRA.

“Operating Lease Payments” means all lease payments made to the Nation for the use of the land and buildings used in connection with the Gaming Enterprise.

“Outstanding,” whenever employed herein with respect to a Bond, shall have the meaning assigned to such term in the Indenture.

“Permitted  Affiliate Transactions” means Affiliate Transactions which are permitted under the SGC Indenture or, should the senior notes issued under the SGC Indenture cease to represent SGC’s principal indebtedness, affiliate transactions permitted under the indenture or credit agreement then governing SGC’s principal indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government, Indian tribe or nation or any agency or political subdivision thereof.

“Pledged Distributions” means (a) all Distributions made by SGC pursuant, and subject to, Section 3.01 hereof and (b) to the extent not released to the Nation in accordance with Section 3.03 hereof, all Distributions made by SGC following the occurrence and during the continuation of a Lock-Down Event of Default (such Distributions to be made in accordance with, and subject to the terms of, Section 3.03 hereof).

“Purchase Agreement” has the meaning assigned to it in the Indenture.

“Projects” has the meaning assigned to it in the Recitals.

“Qualified Capital Stock” has the meaning assigned to it in the SGC Indenture.

“Regulatory and Shared Services Expenses” means (i) the SGA’s costs of regulating the Gaming Enterprise; (ii) the regulatory costs that the Nation is required to pay to the NIGC pursuant to the IGRA and its accompanying regulations; (iii) the regulatory costs that the Nation is required to pay to the State of New York under the Compact; and (iv) the reasonably allocated costs to the Gaming Enterprise of the Nation’s costs and expenses in providing certain governmental services for the operation and support of the Gaming Enterprise, including but not limited to the costs of fire protection services, law enforcement services, road improvements, water and waste treatment, and waste removal, (to avoid duplication, all to the extent to which such items are not otherwise reflected as operating expenses of the Gaming Enterprise).

“Restricted Subsidiary” means each of Seneca Erie Gaming Corporation, Seneca Niagara Falls Gaming Corporation and Seneca Territory Gaming Corporation and any of their respective permitted successors.

“SGA” means the Seneca Gaming Authority, the gaming regulatory instrumentality of the Nation, referred to in the Compact and created under the Nation Gaming Ordinance.

“SGC” means the Seneca Gaming Corporation, a tribally chartered corporation wholly-owned by the Nation, and any permitted successor to SGC.

“SGC Indenture” has the meaning given to such term in the Indenture.

“Trust Estate” has the meaning given to such term in the Indenture.

“Trustee” means Wells Fargo Bank, National Association, or its successor as trustee under the Indenture.

“Venues” means the multi-amenity Class III Gaming, food, lodging and entertainment complexes, located or to be located on the Nation Territory.

Section 1.02      Additional Provisions as to Interpretation.  All references herein to “Articles,” “Sections” and other subdivisions are to the corresponding Articles, Sections or subdivisions of this Agreement; and the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not any particular Article, Section or subdivision hereof.

ARTICLE II

TRANSFER AND PLEDGE OF PLEDGED DISTRIBUTIONS

Section 2.01      Transfer and Assignment by Nation of Pledged Distributions.  The Nation hereby transfers and assigns to the Authority all of its right, title and interest to and in the Pledged Distributions.

Section 2.02      Pledge by the Nation.  The Nation hereby grants to the Trustee a security interest in, all of the Nation’s contractual rights hereunder to enforce the obligation of SGC to make the Pledged Distributions (whether a general intangible or payment intangible), together with all proceeds of the foregoing.

ARTICLE III

COVENANTS OF SGC

SGC covenants and agrees that, so long as any Bonds are Outstanding under the Indenture, it shall and, to the extent applicable, shall cause its Restricted Subsidiaries to:

Section 3.01      Initial Monthly Distributions.  Subject to any contractual restrictions applicable to SGC, make a Distribution to the Nation on or before the 5th day of each month in an amount equal to the amount required to be deposited by the Authority with the Trustee in that month under Section 5.01 of the Indenture.  The Nation and the Authority, pursuant to duly adopted resolutions, have directed SGC to pay all Distributions made to the Nation under this section (and assigned by the Nation to the Authority pursuant to Section 2.01 hereof) directly to the Trustee (for the account of the Authority) for deposit to the Bond Fund.

Section 3.02      Subsequent Monthly Distributions.  Not make any Distribution in any month, other than pursuant to Sections 3.01 or 3.03 hereof, until the Trustee has received the Distribution required by Section 3.01 in that month.

Section 3.03      Distributions during Lock-Down Event of Default.  Upon receipt by the Authority and SGC of written notice from the Trustee that a Lock-Down Event of Default has occurred and is continuing, and until such time as the Authority and SGC receive written notice from the Trustee that such Lock-Down Event of Default is no longer continuing, at the direction of the Nation and the Authority (pursuant to duly adopted resolutions), not make any Distributions other than by paying the same to the Trustee for the account of the Authority.  If a Lock-Down Event of Default is cured or waived or otherwise ceases to continue, then all Distributions paid by SGC to the Trustee pursuant to this Section 3.03 and not theretofore applied by the Trustee consistent with the terms of the Indenture shall be released by the Trustee to the Nation and upon such release such Distributions shall no longer constitute Pledged Distributions.

Section 3.04      No Other Distributions.   Not make any Distributions other than Distributions made in accordance with Section 3.01, 3.02 or 3.03.

Section 3.05      Calculation of Income Available for Distribution.  Upon receipt of a written request from the Authority in connection with Section 2.10 of the Indenture, provide the Authority with a calculation showing the Income Available for Distribution for the period or periods requested by the Authority.

ARTICLE IV

COVENANTS OF THE NATION

The Nation covenants and agrees that, so long as any Bonds are Outstanding under the Indenture, it shall:

Section 4.01      Pledged Distributions.  (a)  Consistent with Section 2.01 hereof, take any further action necessary to ensure the continuing validity and effectiveness of its (i) transfer and assignment of all Pledged Distributions to the Authority and (ii) grant of a security interest pursuant to Section 2.02 hereof; (b) cause SGC, subject to any contractual restrictions, to make the Pledged Distributions required under Section 3.01 hereof and to pay all Pledged Distributions directly to the Trustee (for the account of the Authority) for deposit to the Bond Fund; and (c) in the event that it receives any Distribution from SGC in contravention of Section 3.01, 3.02, 3.03 or 3.04 hereof, hold such Distribution in trust for the benefit of the Trustee and promptly deliver such Distribution to the Trustee for deposit in the Bond Fund.

Section 4.02      Payment of Taxes.  Cause SGC to pay prior to delinquency all material taxes, assessments, and governmental levies imposed upon SGC or any of its Restricted Subsidiaries, except for any tax, assessment or governmental levy contested in good faith and by appropriate proceeding or where the failure to make such payment is not adverse in any material respect to the ability of SGC to meet is obligations under this Agreement.

Section 4.03      Maintenance of Properties.  Cause SGC to cause all material properties used or useful in the conduct of the Gaming Enterprise to be maintained and kept in good working condition, repair and working order at all times (reasonable wear and tear excepted) and supplied with all reasonably necessary equipment, and cause SGC to make all commercially reasonable repairs, renewals, replacements, betterments and improvements thereon.

Section 4.04      Maintenance of Insurance.  Cause SGC to maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty.  Customary insurance will be deemed to include, without limitation, the following:

(a)           workers’ compensation insurance to the extent required to comply with the Compact or the laws and regulations of any applicable jurisdiction;

(b)           comprehensive general liability insurance with minimum limits of $1,000,000 per occurrence;

(c)           umbrella or excess liability insurance providing excess liability coverages over and above the foregoing underlying insurance policies up to a minimum limit of $4,000,000 in the aggregate;

(d)           business interruption insurance with a minimum limit of at least $50,000,000; and

(e)           property insurance protecting the property against losses and damages as is customarily covered by an “all-risk” policy or property policy covering “special” causes of loss for a business of similar type and size, providing coverage of not less than 100% of actual replacement value (as determined at each policy renewal based  on the F. W. Dodge Building Index or some other recognized means) of any improvements customarily insured consistent with industry standards and with a deductible no greater than 2% of the insured value of the Venues or such greater amount as is available on commercially reasonable terms (other than earthquake or flood insurance, for which the deductible may be up to 10% of such replacement value).

All such insurance policies will be issued by carriers having an A.M. Best & Company, Inc. rating of A or higher and a financial size category of not less than VII, in each case on the date each such policy is issued to SGC, or if such carrier is not rated by A.M. Best & Company, having the financial stability and size deemed appropriate by an opinion from a reputable insurance broker.

Section 4.05      Compliance with Laws.  Cause SGC to comply with all statutes, laws, ordinances or government rules and regulations to which it is subject, non-compliance with which would materially adversely affect the business, prospects, earnings, properties, assets or financial condition of SGC and its Restricted Subsidiaries taken as a whole.

Section 4.06      Gaming Licenses.  Use its commercially reasonable efforts to obtain and retain in full force and effect at all times all Gaming Licenses necessary for the operation of the Gaming Enterprise; provided that, if in the course of the exercise of its governmental or regulatory functions the Nation is required to suspend or revoke any consent, permit or license or close or suspend any operation or any part of any Venue as a result of any noncompliance with the law, the Nation shall cause SGC to use its commercially reasonable efforts to promptly and diligently correct such noncompliance or replace any personnel causing such noncompliance so that such Venue will be opened and fully operating.

Section 4.07      Notices of Violations.  File with the Trustee any Notice of Violation, Order of Temporary Closure, or Assessment of Civil Fines, from the NIGC pursuant to 25 C.F.R. Part 573 or 575 or any successor provision, and any written notice issued by, or cause of action commenced by, New York State under the Compact.

Section 4.08      Legal Existence.  Subject to Section 4.09, cause SGC to do all things necessary to preserve and keep in full force and effect its legal existence, and the legal existence of each Restricted Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of each Restricted Subsidiary and the material rights (charter and statutory), licenses and franchises of SGC and its Restricted Subsidiaries; provided that the Nation shall not be obligated to require SGC to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors of SGC shall determine that the preservation thereof is no longer desirable in the conduct of the business of SGC and its Restricted Subsidiaries taken as a whole, and that the loss thereof is not adverse in any material respect to SGC’s obligations under this Agreement.

Section 4.09      Mergers, Etc.  Not permit SGC to consolidate with or merge into (whether or not SGC is the surviving Person), any other entity or to sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of SGC’s and its Restricted Subsidiaries’ assets (determined on a consolidated basis for SGC and its Restricted Subsidiaries) to any Person in a single transaction or series or related transactions, unless:  either (i) SGC will be the surviving Person or (ii) the surviving Person (if other than SGC) will be an entity organized and existing under the laws of the Nation, and such surviving Person assumes by a proper legal instrument the performance and observance of every covenant of this Agreement to be performed or observed on the part of SGC.

For purposes of this Section 4.09, the transfer by lease, assignment, sale or otherwise, in a single transaction or series of transactions, of all or substantially all the assets of one or more Restricted Subsidiaries, the Capital Stock of which constitute all or substantially all the assets of SGC, will be deemed to be the transfer of all or substantially all the assets of SGC.

Section 4.10      Contractual Obligations.  Not permit SGC to enter into any Contractual Obligation after the date hereof if the terms of such Contractual Obligation would materially adversely affect SGC’s ability to make the Distributions described in Section 3.01 as and when required thereunder (for the avoidance of doubt, it is agreed that contractual restrictions comparable to those SGC is currently subject to under the SGC Indenture shall not be deemed to materially adversely affect SGC’s ability to make such Distributions).

Section 4.11      Sovereign Immunity, Jurisdiction and Venue.  Not permit SGC or the Authority to revoke or limit its limited waiver of sovereign immunity contained in Article VII hereof or in any way attempt to revoke or limit such limited waiver of sovereign immunity.

Section 4.12      Financial Statements.  Furnish, without further action on the part of the Trustee, to the Trustee and the Initial Purchaser,

(a)           not later than 90 days after the close of each Fiscal Year of SGC, copies of annual audited consolidated financial statements of SGC and its Restricted Subsidiaries for the preceding Fiscal Year, prepared in accordance with GAAP consistently applied, including balance sheet and operating statements, accompanied by an opinion of an independent certified public accountant; and

(b)           not later than 45 days after the close of each fiscal quarter of SGC, a copy of the quarterly consolidated financial statements of SGC and its Restricted Subsidiaries, for the preceding fiscal quarter, prepared in accordance with GAAP consistently applied, including balance sheet and operating statements, certified by the chief financial officer of SGC;

provided, that so long as SGC files annual and quarterly reports with the SEC, such filings shall satisfy the Nation’s obligations under this Section 4.12.

Section 4.13      Further Assurances, Financing Statements, Maintenance of Lien.  At the request of the Trustee, cause to be delivered any financing statement or other instrument which is or may be required to carry out the intent of the parties as expressed in this Agreement, and file or cause to be filed any financing statements under the Uniform Commercial Code or similar instruments deemed necessary by the Trustee to perfect and continue the perfection of the security interest of the Trustee granted hereunder.

Section 4.14      Concerning the Pledged Distributions.  Not create, incur or suffer to exist any lien, pledge or security interest on a parity with, or superior to, the pledge and security interest granted by the Authority to the Trustee in the Pledged Distributions under the Indenture, nor waive its sovereign immunity in any manner that would create recourse to the Pledged Distributions other than under this Agreement, the Indenture and the Purchase Agreement.

Section 4.15      Continued Operation of the Class III Gaming.  Subject to Section 4.09, continue to operate the Class III Gaming operations at the Venues only through SGC and its Restricted Subsidiaries; and not restrict or eliminate the right of SGC to conduct Class III Gaming operations at the Venues in a manner that would materially adversely affect the ability of SGC to make the Distributions contemplated by Section 3.01 hereof.

Section 4.16      Operation of Class II Gaming.  Not expand, develop or operate its Class II Gaming operations in a manner that materially adversely affects the ability of SGC to make the Distributions contemplated by Section 3.01 hereof.

Section 4.17      Ownership of SGC and Restricted Subsidiaries .  Subject to Section 4.09, maintain 100% ownership of SGC and cause SGC to maintain 100% ownership of each of its Restricted Subsidiaries.

Section 4.18      Gaming Compliance/Termination.  (a) At all times comply, and cause SGC and its Restricted Subsidiaries to comply, in each case in all material respects with, the Compact, the Constitution, the Nation Gaming Ordinance and the Gaming Regulations; (b) promptly after receiving written notice thereof, notify the Trustee in writing of any termination, revocation, suspension or limitation or proposed or threatened termination, revocation, suspension or limitation by any Governmental Authority of the authority of the Nation, SGC or any Restricted Subsidiary to operate the Gaming Enterprise in accordance with the Compact, and (c) not exercise any right to terminate the Compact voluntarily pursuant to Section 4 of the Compact.

Section 4.19      Operating Lease Payments.  (a) Upon the occurrence and during the continuation of a Lock-Down Event of Default, not increase the amount that SGC or any of its

Restricted Subsidiaries is obligated to pay as Operating Lease Payments, and (b) at all other times, not increase the amount that SGC or any of its Restricted Subsidiaries is obligated to pay as Operating Lease Payments unless prior to such increase the Nation causes SGC to deliver to the Trustee a certification demonstrating that, had such increase been in effect for the most recent 12-month period for which financial statements of SGC are available, the Income Available for Distribution during such period would have been not less than 200% of the Distributions which SGC was required to make under Section 3.01 hereof during such period; provided, however that no certification shall be required under this Section 4.19(b) in connection with the 3% annual increases to Operating Lease Payments effected consistent with the terms of Section 4.13 of the SGC Indenture.

Section 4.20      Covenant to Provide Information.  During any period in which the SGC is not subject to Section 13 or Section 15(d) of the Exchange Act, make available to any Holder of the Bonds in connection with any sale thereof, and to any prospective purchaser of such Bonds from such Holder, the information required by Rule 144(d)(4) under the Securities Act of 1933, as amended.

Section 4.21      Governmental Actions; Taxes.  Not, by action of the Council, by referendum or any other means, permit its representatives, political subunits or councils, instrumentalities or enterprises, directly or indirectly, except as required by federal or state law or the Compact, to do any of the following:

(a)           increase or impose any tax, fee, charge or other payment obligation on SGC or its Restricted Subsidiaries other than Regulatory and Shared Services Expenses and Operating Lease Payments and payments contemplated under any agreement in effect on the date hereof (this Section 4.21(a) does not restrict the Nation from imposing any sales, use, room occupancy, leisure and related charges, including admissions and cabaret charges, imposed on the patrons of the Venues; provided, however, that (i) such charges are not imposed on SGC or its Restricted Subsidiaries, and (ii) the rate and scope of such Nation charges shall not exceed those taxes imposed by state or local governments in New York State in connection with similar activities outside of Seneca Territories);

(b)           impose any tax, fee, charge or other payment obligation with respect to the Bonds, the Indenture or any payments or deposits to be made thereunder;

(c)           unless required by the Compact or other applicable Law, adopt, enact, promulgate or otherwise place into effect any statute, law, ordinance, rule or legal requirement that would have a material adverse effect on the rights of the Trustee or the Holders of the Bonds under this Agreement, the Indenture and the Bonds;

(d)           commingle the assets of the Gaming Enterprise with any other assets of the Nation; or

(e)           revoke or limit its limited waiver of sovereign immunity contained in Article VII hereof or attempt to revoke or limit such limited waiver of sovereign immunity.

Section 4.22      Capital Expenditures.  Upon the occurrence and during the continuation of a Lock-Down Event of Default, not permit SGC to make any Capital Expenditures other than (a) Maintenance Capital Expenditures and (b) Capital Expenditures that had been approved by the board of directors of SGC prior to the occurrence of such Lock-Down Event of Default.

Section 4.23      Affiliate Transactions.  Upon the occurrence and during the continuation of a Lock-Down Event of Default, not permit SGC or any of its Restricted Subsidiaries to make any payments pursuant to Affiliate Transactions other than Excluded Payments; provided that:

(a)           the Nation shall not permit SGC or any of its Restricted Subsidiaries to (i) enter into any new contract with an Affiliate (“New Affiliate Contract”) or (ii) increase any amounts payable under an existing contract with an Affiliate (“Existing Affiliate Contract, “and, together with a New Affiliate Contract, an “Affiliate Contract” or “Affiliate Contracts”);

(b)           the Nation shall not permit SGC or any of its Restricted Subsidiaries to make any payment under or pursuant to any Existing Affiliate Contract unless such contract, taken as a whole, is on terms which are no less favorable to SGC or such Restricted Subsidiary, as the case may be, than would be available in a comparable contract on an arm’s-length basis with an unaffiliated third party (“Arm’s Length Contract”); and for purposes of this Section 4.23(b), each operating lease and each Operating Lease Payment increase which is made consistent with Section 4.19 hereof, together with the applicable operating lease, shall be deemed an Arm’s Length Contract;

(c)           the Nation shall not permit SGC or any of its Restricted Subsidiaries to increase the amounts paid under clauses (i) or (iv) of the definition of the term “Regulatory and Shared Services Expenses” from the amounts designated in the approved fiscal year budget in effect at the time of the occurrence of the Lock-Down Event of Default; and

(d)           if an Existing Affiliate Contract or series of related Existing Affiliate Contracts involves aggregate payments or other consideration having a Fair Market Value in excess of $3.0 million, (i) the Nation shall cause SGC or such Restricted Subsidiary to deliver to the Trustee, within 10 Business Days of the occurrence of the Lock-Down Event of Default, copies of any determinations obtained by SGC or such Restricted Subsidiary as to the fairness of such Existing Affiliate Contract from a financial point of view, and (ii) at any time after 20 Business Days of the occurrence of the Lock-Down Event of Default, if the Holders of twenty-five percent (25%) of the principal amount of the Outstanding Bonds so request, the Nation shall cause SGC to retain an Independent Financial Advisor to review such Existing Affiliate Contract and to determine whether such Existing Affiliate Contract is fair, from a financial point of view, to SGC or the Restricted Subsidiary involved in such Existing Affiliate Contract, as the case may be.

Section 4.24      Tax-Free Nature of Series 2007-A Bonds.  For the benefit of the Holders of the Series 2007-A Bonds, not permit any thing or act to be done in such manner as would result in loss of the tax exemption of interest on the Series 2007-A Bonds under Section 103 of the Code, nor permit the Authority to use any of the proceeds received from the sale of the Series 2007-A Bonds or any other money, directly or indirectly, in any manner which would result in the Series 2007-A Bonds being classified as arbitrage bonds within the meaning of Section 148 of the Code or private activity bonds within the meaning of Section 141 of the Code.

Section 4.25      Existence of Authority.  Do all things necessary to preserve and keep in full force and effect the legal existence of the Authority and not amend the Charter of the Authority in any manner that would materially adversely affect the Trustee or the Holders of the Bonds or the ability of the Authority to comply with its obligations under the Indenture, the Bonds and this Agreement.

ARTICLE V

COVENANTS OF THE AUTHORITY

The Authority covenants and agrees, so long as any Bonds shall be Outstanding under the Indenture, that it will:

Section 5.01      Pledged Distributions; Distributions.  (a)  Pay all Pledged Distributions, transferred and assigned to the Authority by the Nation pursuant to Section 2.01 hereof, to the Trustee for deposit to the Bond Fund, such obligation to be deemed satisfied by SGC’s direct payment of the Pledged Distributions to the Trustee pursuant to Sections 3.01 and 3.03 hereof; and (b) in the event that it receives any Pledged Distribution from SGC in contravention of Sections 3.01, 3.02, 3.03 or 3.04 hereof, hold such Pledged Distribution in trust for the benefit of the Trustee and promptly deliver such Pledged Distribution to the Trustee for deposit in the Bond Fund.

Section 5.02      Concerning the Pledged Distributions.  Not create, incur or suffer to exist any lien, pledge or security interest on a parity with, or superior to, the pledge and security interest granted in the Pledged Distributions to the Trustee by the Authority under the Indenture, nor waive its sovereign immunity in any manner that would create recourse to the Pledged Distributions other than under this Agreement, the Indenture and the Purchase Agreement.

ARTICLE VI

EVENTS OF DEFAULT AND REMEDIES

Section 6.01      Events of Default.  Each of the following constitutes an “Event of Default” hereunder:

(a)           if SGC shall fail to perform or comply with any of the covenants or agreements in Sections 3.01, 3.02, 3.03 or 3.04; or

(b)           if the Nation shall fail to perform or comply with any of the covenants or agreements in Sections 4.01 or 4.09; or

(c)           if the Nation shall fail to perform or comply with any of the covenants or agreements in Sections 4.06, 4.15, or 4.17 and such failure continues for 10 days or more; or

(d)           if the Nation shall fail to perform or comply with any of the covenants or agreements in Sections 4.10, 4.11, 4.14, 4.19, or 4.21 and such failure continues for 30 days or more; or

(e)           if the Authority shall fail to perform or comply with any of the covenants or agreements in Section 5.01; or

(f)            if the Authority shall fail to perform or comply with any of the covenants or agreements in Section 5.02 and such failure continues for five days or more; or

(g)           if a default or defaults under the terms of one or more instruments evidencing or securing indebtedness of SGC or any of its Restricted Subsidiaries having an outstanding principal amount of the greater of (x) $10,000,000 and (y) the threshold dollar amount contained in the comparable cross-default provision of any future indenture or credit agreement evidencing SGC’s principal indebtedness, individually or in the aggregate, which default (i) is caused by a failure to pay at final maturity principal on such indebtedness after giving effect to any applicable grace period, (ii) results in the acceleration of such indebtedness prior to its express final maturity or (iii) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such indebtedness; or

(h)           if any Nation Party shall fail to perform any of the other of its covenants or agreements contained in this Agreement and such failure shall have continued for a period of 60 days or more after written notice shall have been given to such Nation Party by the Trustee; provided, that if such failure can be remedied but not within a period of 60 days after notice and if the Nation Party has taken all action reasonably possible to remedy such failure within such 60-day period, such failure shall not become an Event of Default for so long as the Nation Party shall diligently proceed to remedy such failure for a period not to exceed 180 days; or

(i)            if any Nation Party or any Restricted Subsidiary files a petition in voluntary bankruptcy, for the composition of its affairs or for its reorganization under any state or federal bankruptcy or insolvency law, or makes an assignment for the benefit of creditors, or consents in writing to the appointment of a trustee or receiver for itself or for the whole or any substantial part of its property; or

(j)            if a court of competent jurisdiction shall enter an order, judgment or decree declaring any Nation Party or any Restricted Subsidiary an insolvent, or adjudging any Nation Party or any Restricted Subsidiary bankrupt, or appointing a trustee or receiver of any Nation Party or any Restricted Subsidiary or of the whole or any substantial part of its property under any applicable law or statute of the United States of

America or any State thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within 90 days from the date of the entry thereof; or

(k)           if, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of any Nation Party or any Restricted Subsidiary or of the whole or any substantial part of its property, and such custody or control shall not be terminated within 90 days from the date of assumption of such custody or control.

Section 6.02      Enforcement of Covenants and Conditions.  Upon any Event of Default, subject to the terms hereof, the Trustee may take such action or actions for the enforcement of its rights and the rights of the Bondholders as are available under applicable law.  The provisions of Article VII of the Indenture related to the exercise of remedies by the Trustee and the Bondholders shall apply with equal force to the exercise of remedies upon an Event of Default under this Agreement, mutatis mutandis.

Section 6.03      Limited Recourse.  Notwithstanding anything to the contrary in this Agreement, the obligations of the Nation and the Authority under this Agreement are limited recourse obligations of the Nation and the Authority with recourse limited to:  (a) with respect to Nation obligations, the Pledged Distributions; and (b) with respect to Authority obligations, the Trust Estate.

Section 6.04      No Recourse to SGC.  Notwithstanding anything to the contrary in this Agreement, neither the Trustee nor the Holders of the Bonds have any recourse under this Agreement to any revenues, assets or property of SGC, any of SGC’s subsidiaries, or any other entity owned by, or affiliated with, SGC, in connection with the enforcement of SGC’s obligations hereunder.

ARTICLE VII

GOVERNING LAW; ARBITRATION; SOVEREIGN IMMUNITY

Section 7.01      Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive law of the State of New York.

Section 7.02      Limited Waiver of Sovereign Immunity; Jurisdiction.

(a)           Retention of Sovereign Immunity.  By executing this Agreement, none of the Nation Parties waives, limits or modifies its sovereign immunity from unconsented suit or judicial litigation, except as provided herein.

(b)           Waiver of Sovereign Immunity/Scope of Waiver.  Each of the Nation Parties hereby grants to the Trustee (and the Holders of the Bonds and their respective representatives) an irrevocable limited waiver of sovereign immunity from unconsented suit and consents to suit in accordance with, and subject to the terms of, this Agreement solely and exclusively to:

(i)            interpret or enforce the terms of this Agreement;

(ii)           compel arbitration under the commercial arbitration rules of the American Arbitration Association;

(iii)          enforce an arbitrator’s decision with respect to arbitration under the commercial arbitration rules of the American Arbitration Association;

(iv)          order amounts payable under this Agreement to be paid in accordance with the terms of this Agreement and, subject to the express limitations in Sections 6.03 and 6.04 hereof, enforce the award of damages owing as a consequence of a breach of this Agreement, whether such order or award is the product of litigation or arbitration;

(v)           subject to the limitations in this Agreement, including those set forth in Sections 6.03 and 6.04 hereof, order the exercise of any other remedy available generally in the State of New York for judgment creditors;

(vi)          determine whether any consent or approval of a Nation Party has been improperly granted or unreasonably withheld; and

(vii)         enforce any judgment or arbitration decision prohibiting a Nation Party from taking any action, or mandating or obligating a Nation Party to take any action.

(c)           Procedural Requirements.  The limited waiver by each Nation Party of its sovereign immunity as to unconsented suit set forth in this Article VII is effective if, and only if, each and every one of the following conditions is met:

(i)            the claim is made by the Trustee or the Holders of Bonds or their respective representatives;

(ii)           the claim alleges a breach by the Nation Party under this Agreement;

(iii)          the claim seeks (A) payment of a specified sum, some specific action, or discontinuance of some action by the applicable Nation Party to bring the applicable Nation Party into full compliance with the duties and obligations expressly assumed by the applicable Nation Party under this Agreement; or (B) as to the Nation or the Authority only, money damages for noncompliance with the terms and provisions of this Agreement;

(iv)          the claim is made in a detailed written statement to the applicable Nation Party stating the specific action or discontinuance of action by such Nation Party that would cure the alleged breach or non-performance, or the sum of money claimed to be due and owing to the Trustee (or the Holders of the Bonds) by reason of such specific breach or non-performance, and the Nation Party shall have seven calendar days to cure or cause the cure of such breach or non-performance or to make such payment before judicial proceedings may be instituted; provided, however, that this cure period may be reasonably extended in the sole discretion of the Trustee (or the Holders of the Bonds or their respective representatives) for non-monetary matters as long as the Nation Party is making good faith efforts to cure such breach or non-performance); and

(v)           with respect to any claim authorized herein, initial suit as authorized herein, shall be commenced within the later of three years after the claim accrues or is discovered upon the exercise of due diligence, or such claim shall be forever barred.

The waiver granted herein shall commence on the date hereof and shall continue for three years following the date of payment and discharge of the Indenture pursuant to Section 10.01 thereof, except that the waiver shall remain effective for any proceedings then pending and all appeals therefrom.

(d)           Recipient of Waiver.  The recipients of the benefit of this irrevocable waiver of sovereign immunity are limited to the Trustee and each Holder of the Bonds.

(e)           Enforcement.  Each Nation Party irrevocably waives its sovereign immunity from a judgment or order consistent with the terms and provisions of this Agreement, which is final because either the time for appeal thereof has expired or the judgment or order is issued by a court having final appellate jurisdiction over the matter.  Each Nation Party consents solely to the jurisdiction of, to be sued in and accepts and agrees to be bound by any order or judgment of any United States District Court for New York or the New York State Supreme Court in and for New York County, New York, and any federal or state court having appellate jurisdiction thereover, consistent with the terms and provisions of this Agreement.  Each Nation Party irrevocably waives its sovereign immunity as to an action by the Trustee (or the Holders of the Bonds or their respective representatives) solely in any United States District Court for New York or the New York State Supreme Court in and for New York County, New York, and any federal or state court having appellate jurisdiction thereover, seeking injunctive and/or declaratory relief against the respective Nation Party based upon any attempt to revoke its irrevocable waiver of its sovereign immunity under this Agreement, and as to enforcement in said United States District Court or New York State Supreme Court in and for New York County, New York of any such final judgment against such Nation Party.  Without in any way limiting the generality of the foregoing, each Nation Party expressly authorizes any governmental authorities who have the right and duty under applicable law to take any action authorized or ordered by any such court, to take such action to give effect to any judgment entered or order granted in accordance with the terms of this Agreement.

(f)            Waivers.  Each Nation Party hereby expressly and irrevocably waives:

(i)            its rights to assert or demand that any dispute, controversy, suit, action or proceeding arising under this Agreement be heard in any forum other than as set forth in Section 7.02(e) hereof whether or not such forum now exists or is hereafter created;

(ii)           its right to assert any requirement that any remedies available in any court or other tribunal, forum, council or adjudicative body of the Nation (a “Nation Forum”) must be exhausted prior to the commencement of any dispute, controversy, suit, action or proceeding in any court set forth in Section 7.02(e) hereof even if any such Nation Forum would have concurrent jurisdiction over any such dispute, controversy, suit, action or proceeding but for such waiver;

(iii)          its sovereign immunity as to the action of the Trustee (or the Holders of the Bonds or their respective representatives) in any United States District Court for New York or the New York State Supreme Court in and for New York County, New York, and any federal or state court having appellate jurisdiction thereover seeking injunctive and/or declaratory relief against the Nation Party based upon an attempt by it to revoke its irrevocable waiver of its sovereign immunity or other waivers granted hereunder; and

(iv)          its sovereign immunity from a judgment or order (including any appellate judgment or other order) and post-judgment proceedings supplemental thereto consistent with the terms and provisions hereof, which is final because either the time for appeal thereof has expired or the judgment or an order is issued by the court having final jurisdiction over the matter.

(g)           No Revocation of Sovereign Immunity Waiver.  Each Nation Party agrees not to revoke or limit, in whole or in part, its limited waiver of sovereign immunity contained in this Article VII or in any way to attempt to revoke or limit, in whole or in part, such limited waiver of sovereign immunity.  In the event of any attempted revocation or limitation, the parties hereto expressly recognize and agree that there would remain no adequate remedy at law available to the Trustee or the Holders of the Bonds (to the extent permitted under Section 7.08 of the Indenture), the Trustee and the Holders of the Bonds (to the extent permitted under Section 7.08 of the Indenture) would be irreparably injured upon any such revocation or limitation, and each Nation Party hereby consents to the entry of appropriate injunctive relief consistent with the terms and conditions of this Agreement.  In the event of any attempted limitation or revocation of the limited waiver of sovereign immunity granted herein, the Trustee or the Holders of the Bonds (to the extent permitted under Section 7.08 of the Indenture) may immediately seek judicial injunctive relief as provided in this Article VII without first complying with any of the prerequisites contained herein to the limited waiver of sovereign immunity granted herein; provided that any action seeking injunctive relief hereunder shall be brought solely in one of the United States District Courts for New York or the New York State Supreme Court in and for New York County, New York, and each Nation Party expressly consents to the jurisdiction of, and agrees to be bound by, any order or judgment of such District Courts or state court, and any federal or state court with appellate jurisdiction thereover.

Section 7.03      Dispute Resolution.

(a)           Arbitration.  If, and only if, a dispute arises between the parties over a matter for which any Nation Party has provided a limited waiver of sovereign immunity under this Agreement (the “Dispute”), and neither the United States District Courts for New York nor the New York State Supreme Court in and for New York County, New York, can or is willing to hear the Dispute, then any party hereto may request binding arbitration of such Dispute in accordance with the procedures set forth herein.  To initiate binding arbitration of such Dispute, a party shall notify the other parties hereto in writing.  The Dispute shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, provided that judgment on the award rendered by the arbitrator may be entered solely in the United States District Courts for New York or the New York State Supreme Court in and for New York County, New York.  One arbitrator shall preside and shall be selected by the American Arbitration Association.

(b)           Restraining Order/Preliminary Injunction.  Any party, before or during any arbitration, may apply to a court having jurisdiction as provided under Section 7.02(e) for a temporary restraining order or preliminary injunction where such relief is necessary to protect its interests pending completion of the dispute resolution proceedings.

(c)           Confidentiality.  No party nor the arbitrator may disclose the existence or results of any arbitration hereunder, which shall be considered confidential to the parties hereto, except:

(i)            with the express prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed;

(ii)           as required by applicable law or the rules of any relevant stock exchange or requirement of the Trustee, by order or decree of a court or other governmental authority having jurisdiction over such party, or in connection with such party’s enforcement of any rights it may have at law or in equity;

(iii)          on a “need to know” basis to persons within or outside such party’s organization, such as attorneys, accountants, bankers, financial advisors and other consultants; or

(iv)          after such information has become publicly available without breach of this Agreement.

(d)           Fees and Costs.  In the event of arbitration, the prevailing party shall be entitled to all of its costs, including reasonable attorneys’ fees and costs and expenses, from the nonprevailing party.

(e)           Location of Arbitration.  The arbitration shall take place at a location in an agreed city in the State of New York or such other place as the parties may jointly agree.  The arbitrator shall render an award within 45 days from the conclusion of the arbitration.

(f)            Enforcement of Arbitration Decisions.  The decision of the arbitrator will be final and binding and enforced with the same force and effect as a decree of a court having competent jurisdiction as provided under Section 7.02 (e) hereof.  For this purpose, should the losing party in any arbitration proceeding pursuant to this Section 7.03 refuse to abide by the decision of the arbitrator, the prevailing party may apply solely to any United States District Court for New York or the New York State Supreme Court in and for New York County, New York to compel enforcement of the arbitrator’s award resulting from binding arbitration.  In the sole event that neither the United States District Courts of New York nor the New York State Supreme Court in and for New York County, New York, takes jurisdiction over such enforcement action, the prevailing party may apply to the courts of the Nation for the enforcement of such action.  Each party hereto consents to the jurisdiction of each such court for this purpose.  Each Nation Party hereby expressly and irrevocably waives its sovereign immunity with respect to the entry of judgment on, and enforcement of, such award by such courts.

(g)           Designation of Service Recipients.  In any action or proceeding as to which a Nation Party has waived its sovereign immunity as set forth in Section 7.02 hereof, each Nation Party consents and agrees that process against it shall be effective if served:

(i)            if to the Nation, on the President of the Nation; or by sending two copies of the process by registered or certified mail to the President of the Nation at the address set forth in Section 8.07 hereof.

(ii)           if to the Authority, on the Chairman of the Board of Commissioners of the Authority; or by sending two copies of the process by registered or certified mail to the Chairman of the Board of Commissioners of the Authority at the address set forth in Section 8.07 hereof.

(iii)          if to SGC, on the President or Interim President of SGC; or by sending two copies of the process by registered or certified mail to the President of SGC at the address set forth in Section 8.07 hereof.

Courtesy copies of any such process shall also be provided to the Nation’s Department of Justice and SGC’s Office of General Counsel at the addresses set forth in Section 8.07 hereof; provided, however, that the failure to provide such courtesy copies shall not affect the validity of any process served on the Nation, Authority or SGC.

(h)           Appointment Irrevocable.  Each Nation Party irrevocably appoints each of the persons in the foregoing clauses and their respective successors in said offices from time to time, as agent for service of process made in accordance herewith.

ARTICLE VIII

MISCELLANEOUS

Section 8.01      Covenants to Bind Successors and Assigns.  All the covenants and agreements in this Agreement of the Nation, the Authority and SGC shall bind and inure to the benefit of their respective successors.

Section 8.02      Immunity of Officers.  No recourse for the performance of any obligation of the Nation, the Authority or SGC under this Agreement shall be had against any officer, director, member, Council member or agent of the Nation, the Authority or SGC as such, all such liability being hereby expressly released and waived as a condition of and as a part of the consideration for the execution of this Agreement.

Section 8.03      No Benefits to Outside Parties.  Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or to give to any Person, other than the parties hereto and the Bondholders any right, remedy or claim under or by reason of this Agreement or covenant, condition or stipulation thereof; and the covenants and agreements in this Agreement contained are and shall be for sole and exclusive benefit of the parties hereto, their successors and assigns.

Section 8.04      Severability of Provisions.  In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

Section 8.05      Execution in Counterparts.  This Agreement may be simultaneously executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

Section 8.06      Headings Not Controlling.  The headings of the several Articles and Sections hereof are inserted for the convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 8.07      Notices, etc. to Trustee, Nation, Authority and SGC.  Any request, demand, authorization, direction, notice, consent or other document provided or permitted by this Agreement shall be sufficient for any purpose under this Agreement when hand delivered or mailed registered mail, return receipt requested, postage prepaid (except as otherwise provided in this Agreement) (with a copy to the other parties) at the following addresses (or such other address as may be provided by any party by notice) and shall be deemed to be effective upon receipt:

A.To the Nation	Seneca Nation of Indians P.O. Box 321 Salamanca, New York 14779

B.To the Authority	Seneca Nation of Indians Capital Improvements Authority 1490 Route 438 Cattaraugus Territory Irving, New York 14081

C.To SGC	Seneca Gaming Corporation 310 Fourth Street Niagara Falls, NY (Niagara Territory) 14303 Attn: CEO and President cc: Office of General Counsel

D.To the Trustee	Wells Fargo Bank, National Association ATTN: Corporate Trust Services 213 Court Street, Suite 703 Middletown, CT 06457 Fax Number: (860) 704-6219

Section 8.08      Amendments.  This Agreement may be amended by written agreement of the Nation, the Authority SGC and the Trustee.  The Trustee may enter into any amendment of this Agreement (a) that, in its judgment, does not adversely affect the interests of the Holders of the Bonds, (b) with respect to Sections 3.01, 3.02, 3.03, 3.04 and 4.01 hereof, that is authorized by the Holders of not less than sixty-six and two-thirds percent (66 2/3%) in aggregate principal amount of the Bonds then Outstanding, or (c) to the extent neither clause (a) or (b), above, is applicable, that is authorized by the Holders of not less than a majority in aggregate principal amount of the Bonds then Outstanding.  Authorizations, in the case of clauses (b) and (c), above, shall be given and obtained in the manner provided for in Section 11.04 of the Indenture.  Upon any written request of the Authority accompanied by a resolution or other instrument authorizing the execution of any such amendment, and upon receipt by the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Holders as aforesaid, the Trustee shall join in the execution of such amendment.  After an amendment becomes effective, it shall bind every Holder and every subsequent Holder or portion of a Bond that evidenced the same debt as the consenting Holder’s Bond.

IN WITNESS WHEREOF, the SENECA NATION OF INDIANS, has caused this Agreement to be signed in its name by its duly authorized officer, the SENECA NATION OF INDIANS CAPITAL IMPROVEMENTS AUTHORITY, has caused this Agreement to be signed in its name by its duly authorized officer, SENECA GAMING CORPORATION, has caused this Agreement to be signed in its name by its duly authorized officer and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee, has caused this Agreement to be signed by an authorized representative of the Trustee, all as of the day and year first above written.

SENECA NATION OF INDIANS

By:
Name: Maurice A. John, Sr.
Its: President

SENECA NATION OF INDIANS CAPITAL IMPROVEMENTS AUTHORITY

By
Name: Kevin Seneca
Its: Chairman

SENECA GAMING CORPORATION

By:
Name: Brian Hansberry
Its: Interim President and Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:
Name: Robert L. Reynolds
Its: Vice President